EXHIBIT 99.1

Apyx Medical Corporation Reports Preliminary Fourth Quarter and Full Year 2024 Revenue Results

Advanced Energy revenue increase by more than 25% quarter-over-quarter in Q4 2024

Clearwater, Fla. — January 13, 2025 - Apyx® Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform technology marketed and sold as Renuvion®, today reported preliminary revenue results for the fourth quarter and full year ended December 31, 2024.

Preliminary Fourth Quarter 2024 Revenue Summary:

•	Total revenue expected to be in a range of approximately $14.1 to $14.3 million, representing a decrease of 4% to 3% year-over-year.
◦	Advanced Energy revenue expected to be in a range of approximately $12.0 to $12.2 million, which is relatively flat year-over-year.
◦	OEM revenue expected to be approximately $2.1 million, representing a decrease of 17% year-over-year.

Preliminary Full Year 2024 Revenue Summary:

•	Total revenue expected to be in a range of approximately $48.0 to $48.2 million, representing a decrease of 8% year-over-year.
◦	Advanced Energy revenue expected to be in a range of approximately $38.5 to $38.7 million, representing a decrease of 11% year-over-year.
◦	OEM revenue expected to be approximately $9.5 million, representing growth of 6% year-over-year.

Management Comments:

“We are pleased with our financial performance in the fourth quarter of 2024,  as we delivered over 25% sales growth in our Advanced Energy segment on quarter-over-quarter basis, and exceeded expectations,” said Charlie Goodwin, President and Chief Executive Officer. “In the back half of the year, we saw improved U.S. capital sales characterized by a doubling of generator unit sales versus the first half of 2024 and strong U.S. single use handpiece sales. We are excited to build interest in our new AYON™ Body Contouring System, which we expect to launch in the second half of 2025 pending FDA clearance. AYON positions us as a leader in surgical aesthetics and enables us to capitalize on improving market dynamics, particularly with the increase in demand for treatments to address loose and lax skin, due in part to GLP-1 drugs resulting in significant patient weight loss. We look forward to strengthening our partnership with surgeons and providing them a better tool to treat these patients.”

This press release includes Apyx Medical Corporation’s preliminary revenue results for the quarter and year ended December 31, 2024. Apyx Medical plans to release its fourth quarter and full year 2024 results in March 2025. Actual fourth quarter and full year 2024 revenue results are subject to completion of the Company’s year-end financial closing procedures and year-end audit procedures by the Company’s independent registered public accounting firm.

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com